April 29, 2003
Media Contact: Roger Buehrer, Las Vegas, NV (702) 876-7132,
Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237
SWX-NYSE
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER EARNINGS

Las Vegas — Southwest Gas Corporation announced consolidated earnings of $0.76 per share for the first three months of 2003, a $0.56 decrease from the $1.32 per share earned during the first quarter of 2002. Consolidated net income was $25.5 million, compared to $42.9 million in the prior period.

According to Michael O. Maffie, President and Chief Executive Officer, “As we disclosed last week, operating results were significantly impacted by unseasonably warm temperatures during the first quarter of 2003. While the eastern half of the United States was extremely cold and wet, Nevada experienced its warmest January on record and Arizona its second warmest. Warm temperatures continued through March. Although we can’t control the weather, we continue to monitor the expenses associated with our growing business. Cost curbing initiatives have been implemented and we recently completed a debt refinancing – seizing an opportunity in the current low interest rate environment.”

For the twelve months ended March 31, 2003, consolidated net income was $26.6 million, or $0.80 per share, compared to $46.2 million, or $1.43 per share, during the twelve-month period ended March 31, 2002.

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Natural Gas Operations Segment Results

First Quarter

Operating margin, defined as operating revenues less the cost of gas sold, decreased $15 million, or eight percent, in the first quarter of 2003 compared to the first quarter of 2002. The extreme warm temperatures in Arizona and southern Nevada caused a $20 million reduction in margin, which was partially offset by an incremental $5 million contribution from customer growth. The Company added 59,000 customers during the last 12 months, an increase of four percent.

Operating expenses for the quarter increased $2.6 million, or three percent, compared to the first quarter of 2002. The impact of general cost increases and costs associated with the continued expansion and upgrading of the gas system to accommodate customer growth were mitigated by cost-saving management initiatives. Net financing costs increased $1.3 million, or seven percent, between periods primarily due to an increase in average debt outstanding. In late March 2003, the Company refinanced $130 million of debt to take advantage of the low interest rate environment. The associated savings will be reflected in future periods.

Other income declined $10 million resulting from a one-time pretax gain of $8.9 million on the sale of undeveloped property in northern Arizona, recognized in the first quarter of 2002, and a reduction in interest income between quarters.

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Twelve Months to Date

Operating margin increased $8 million between periods. Customer growth contributed an incremental $20 million while rate relief granted during the fourth quarter of 2001 added $18 million. Differences in heating demand caused by weather variations between periods resulted in a $30 million margin decrease as warmer-than-normal temperatures were experienced during both periods. During the current period, operating margin was negatively impacted by $38 million, and in the prior period, the negative impact was $8 million.

Operating expenses increased $18.6 million, or five percent, reflecting incremental costs associated with servicing additional customers. Net financing costs increased $2.2 million, or three percent, due primarily to incremental borrowings to finance construction expenditures.

Other income decreased $22.3 million between periods. Included in the prior period was the $8.9 million gain on sale of property discussed previously and a $3 million pretax gain on the sale of certain assets recognized during the fourth quarter of 2001. Charges totaling $2.7 million associated with a settled regulatory issue in California and $2.1 million of incremental merger-related litigation costs recognized in 2002 are included in the current period. Interest income earned primarily on the unrecovered balance of deferred purchased gas costs declined $4.2 million between periods.

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Southwest Gas Corporation provides natural gas service to approximately 1,470,000 customers in Arizona, Nevada and California. Its service territory is centered in the fastest-growing region of the country.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, natural gas prices, the effects of regulation/deregulation, the timing and amount of rate relief, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, acquisitions, and competition.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2003	2002
Consolidated Operating Revenues	$403,285	$499,501
Net Income	$25,539	$42,896
Average Number of Common Shares Outstanding	33,438	32,620
Basic Earnings Per Share	$0.76	$1.32
Diluted Earnings Per Share	$0.76	$1.30

TWELVE MONTHS ENDED MARCH 31,	2003	2002
Consolidated Operating Revenues	$1,224,693	$1,408,691
Net Income	$26,608	$46,243
Average Number of Common Shares Outstanding	33,155	32,319
Basic Earnings Per Share	$0.80	$1.43
Diluted Earnings Per Share	$0.80	$1.42

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